Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Phillip Haan
Vice President - Investor Relations
Phone:	847-735-4092

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results
Full-Year Results: 9% Growth in Revenue;
GAAP Diluted EPS of $2.98 and Diluted EPS, as adjusted, of $3.48;
2017 Guidance: Revenue Growth of 6% to 8%
and Diluted EPS, as adjusted, of $3.90 to $4.05

LAKE FOREST, Ill., Jan. 26, 2017 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2016.

2016 Full-Year Highlights:

•
Consolidated net sales increased 9 percent versus 2015; on a constant currency basis, net sales increased 10 percent; excluding the impact of acquisitions, sales on a constant currency basis increased 5 percent.

•	On a GAAP basis, operating earnings increased by 24 percent versus the prior year. Adjusted operating earnings were up 13 percent from 2015.

•	On a GAAP basis, 2016 diluted EPS of $2.98 increased by 24 percent versus 2015. Diluted EPS, as adjusted, of $3.48 increased by 19 percent.

•	Net cash from operations was $426 million and free cash flow was $234 million; both were improved versus the prior year.

“Our results in 2016 represent the seventh consecutive year of strong improvements in operating performance,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “These outstanding results reflect the continued execution of our business strategy by our global workforce.

“Our top line reflected the benefits of our acquisition strategy, particularly in our Fitness segment, and strong growth rates in both fiberglass outboard boats and marine parts and accessories. This growth also included solid performance in aluminum boats, outboard engines and fiberglass sterndrive/inboard boats.

“The U.S. marine market exhibited solid fundamentals and growth, which are supported by stable boating participation, favorable replacement cycle dynamics and innovative products being introduced throughout the marketplace. Overall, international marine markets were challenging, including weak demand in certain markets such as Latin America, the Middle East and Africa as well as Canada. Our product successes in both our Engine and Boat segments have enabled continued market share gains and mix benefits.

“In addition, our fitness business benefited from solid demand, particularly in overall global commercial fitness markets. This foundational core growth, combined with favorable trends in the rehabilitation and active aging categories, as well as increased participation in group exercise activities, is providing a dynamic marketplace in which to execute our fitness growth strategy. We continue to make outstanding progress integrating the Cybex business into our Fitness segment and slightly exceeded our 2016 earnings objective for this acquisition. We remain well positioned to meet the long-term earnings objectives for this acquisition," Schwabero said.

“Consolidated adjusted operating earnings in 2016 increased by 13 percent as compared to the prior year, including the impact of planned investments in growth initiatives. The improvement in operating earnings, combined with a lower effective tax rate, as adjusted, and fewer shares outstanding, led to a 19 percent increase in diluted earnings per common share, as adjusted,” Schwabero concluded.

Discontinued Operations

On May 22, 2015, the Company completed the sale of its Bowling Products business. The results of this business are reported as discontinued operations. For all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.

2016 Full-Year Results
For the year ended Dec. 31, 2016, the Company reported net sales of $4,488.5 million, up from $4,105.7 million in 2015. For the year, operating earnings were $409.0 million, which included a $55.1 million pension settlement charge and $15.6 million of restructuring, integration and impairment charges. In 2015, the Company reported operating earnings of $331.7 million, which included an $82.3 million pension settlement charge and $12.4 million of restructuring and impairment charges.

For 2016, the Company reported net earnings of $274.4 million, or $2.98 per diluted share, compared with net earnings of $227.4 million, or $2.41 per diluted share, for 2015. The diluted EPS for 2016 included a $0.38 per diluted share pension settlement charge; an $0.11 per diluted share of restructuring, integration and impairment charges and a $0.01 per diluted share expense from special tax items. Diluted EPS for 2015 included a $0.54 per diluted share pension settlement charge; an $0.11 per diluted share of restructuring and impairment charges and a $0.13 per diluted share benefit from special tax items.

Fourth Quarter Highlights:

•
Consolidated net sales increased 10 percent versus fourth quarter 2015; on a constant currency basis, net sales also increased 10 percent; excluding the impact of acquisitions, sales on a constant currency basis increased 4 percent.

•	On a GAAP basis, operating earnings increased $55.6 million from fourth quarter 2015. Adjusted operating earnings increased to $90.5 million, or 34 percent versus 2015.

•	On a GAAP basis, diluted EPS of $0.19, an increase of $0.29 versus the fourth quarter of 2015. Diluted EPS, as adjusted, of $0.67 represented a 29 percent increase compared to the prior year.

Fourth Quarter Results
For the fourth quarter of 2016, the Company reported net sales of $1,083.0 million, up from $986.1 million a year earlier. For the quarter, the Company reported operating earnings of $28.6 million, which included a $55.1 million pension settlement charge and $6.8 million of restructuring, integration and impairment charges. In the fourth quarter of

2015, the Company had an operating loss of $27.0 million, which included an $82.3 million pension settlement charge and $12.4 million of restructuring and impairment charges.

For the fourth quarter of 2016, Brunswick reported net earnings of $17.8 million, or $0.19 per diluted share, compared with a net loss of $9.0 million, or $(0.10) per diluted share, for the fourth quarter of 2015. The diluted EPS for the fourth quarter of 2016 included $0.38 per diluted share of pension settlement charges, $0.05 per diluted share of restructuring, integration and impairment charges, along with $0.05 per diluted share expense from special tax items. The diluted EPS for the fourth quarter of 2015 included $0.55 per diluted share of pension settlement charges, an $0.11 per diluted share of restructuring and impairment charges and a $0.04 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $458.2 million at the end of 2016, down $210.6 million from year-end 2015 levels. Net cash provided by operating activities of $425.7 million, increased $87.4 million versus the prior year, which was the result of higher net earnings and reduced working capital usage.

Investing and financing activities for the year included $276.1 million for acquisitions, $193.9 million for capital expenditures, $120.3 million for common stock repurchases and $55.4 million for dividends.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $500.2 million in the fourth quarter of 2016, up 5 percent from $474.7 million in the fourth quarter of 2015. International sales, which represented 37 percent of total segment sales in the quarter, were up 4 percent compared to the prior year period. On a constant currency basis, international sales were up 3 percent. For the quarter, the Marine Engine segment reported operating earnings of $51.2 million. This compares with operating earnings of $41.9 million in the fourth quarter of 2015.

Sales increases in the quarter primarily reflected strong growth in the segment’s parts and accessories businesses, which included revenues from acquisitions completed in the fourth quarters of 2015 and 2016 along with slight gains in the sterndrive and outboard engine businesses. Higher revenues and cost reductions, including benefits from lower commodity costs and savings related to sourcing initiatives, contributed to the increase in operating earnings in the fourth quarter of 2016. Partially offsetting these positive factors were the unfavorable effects of foreign exchange.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group and includes 15 boat brands. The Boat segment reported net sales of $358.0 million in the fourth quarter of 2016, an increase of 7 percent compared with $336.0 million in the fourth quarter of 2015. International sales, which represented 25 percent of total segment sales in the quarter, decreased by 2 percent during the period. On a constant currency basis, international sales were down 3 percent. For the fourth quarter of 2016, the Boat segment reported operating earnings of $14.9 million, including restructuring charges of $0.6 million. This compares with operating earnings of $2.6 million in the fourth quarter of 2015, including restructuring and impairment charges of $7.7 million.

The segment's increase in revenue reflected strong growth in fiberglass outboard and sterndrive/inboard boats as well as increases in aluminum boats. Operating earnings benefited from higher sales, which included continued market share gains and a favorable change in product mix.

Fitness Segment
The Fitness segment designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the fourth quarter of 2016 totaled $294.7 million, up 24 percent from $237.7 million in the fourth quarter of 2015. International sales, which represented 42 percent of total segment sales in the quarter, increased by 21 percent. Excluding the impact of acquisitions, Fitness segment sales in the quarter, on a constant currency basis, increased by 4 percent compared to the prior year. On a constant currency basis, excluding the impact of acquisitions, international sales increased by 6 percent. For the quarter, the Fitness segment reported operating earnings of $44.0 million, including $3.9 million of restructuring and integration charges. This compares with operating earnings of $39.9 million in the fourth quarter of 2015.

The increase in revenue reflected the benefit of acquisitions as well as growth in global commercial fitness revenues, particularly in international markets. The increase in operating earnings included contributions from the Cybex acquisition and higher sales, partially offset by net unfavorable changes in sales mix.
2017 Outlook
"Our outlook for 2017 is generally consistent with our three-year strategic plan and reflects another year of outstanding earnings growth, with excellent cash flow generation,” said Schwabero. “Our recent results reflect the continued success of our strategy and we believe we are well-positioned to generate sales and earnings growth consistent with our three-year plan.

“We expect our marine businesses' top-line performance will benefit from the continuation of solid growth in the U.S. and Europe and improving market conditions in certain international markets, along with the success of new products. The Fitness segment is expected to benefit from growth in global commercial fitness markets, as well as contributions from new products, particularly in the second half of 2017. As a result, our plan reflects overall revenue growth rates in 2017 in the range of 6 percent to 8 percent, absent any significant changes in global macro-economic conditions. Completed acquisitions, are included in this guidance and in total, are expected to account for about 1 percent of 2017’s projected growth.

“For the full-year, we anticipate improvement in both gross margins and operating margins, as we plan to continue to benefit from volume leverage, cost reductions related to efficiency initiatives and modest positive product mix factors. Operating expenses are estimated to increase in 2017 as we continue to fund incremental investments to support growth; however, on a percentage of sales basis, are expected to be at slightly lower levels than 2016. Our guidance for 2017 reflects a diluted EPS, as adjusted, range of $3.90 to $4.05. Finally, for the full-year 2017, we expect to generate free cash flow in excess of $250 million,” Schwabero concluded.

Use of Non-GAAP Financial Information and Constant Currency Reporting
A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

For purpose of comparison, percentage changes in fourth quarter and full-year 2016 net sales are also shown using fourth quarter and full-year 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include pension settlement charges, restructuring and integration costs, special tax items and certain other unusual adjustments.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Mark D. Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Phillip C. Haan, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.
Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q4). Callers outside North America should call 847-585-4405 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST Thursday, Feb. 2, 2017, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4409 4765#). The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections about Brunswick’s business and by their nature address matters that are, to different degrees, uncertain. Words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: adverse general economic conditions, including reductions in consumer discretionary spending; negative currency trends; our ability to make targeted acquisitions and successfully integrate acquisitions; successfully implementing our strategic plan and growth initiatives; adequate financing access for dealers and customers and our ability to access capital and credit markets; our relationships with dealers, distributors and independent boat builders; managing distribution channels and pipeline inventories; credit and collections risks; retaining key customers and critical suppliers; protecting our brands and intellectual property; absorbing fixed costs in production and managing expansion of our manufacturing footprint; meeting supply objectives; meeting pension funding obligations; managing our share repurchases; higher energy and fuel costs;

competitive pricing pressures; developing new and innovative products at a competitive price, in legal compliance; maintaining product quality and service standards; legacy information technology systems; risks of technology breaches or attacks; competitor activity; product liability, warranty and other claims risks; responding to government reforms and legislative developments; having to record an impairment to the value of goodwill and other assets; international business risks; attracting and retaining key contributors; weather and catastrophic event risks.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2015. Forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update them to reflect events or circumstances after the date of this news release or for changes by wire services or Internet service providers.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2016	December 31, 2015	% Change
Net sales	$1,083.0	$986.1	10%
Cost of sales	803.0	736.4	9%
Selling, general and administrative expense	154.5	148.3	4%
Research and development expense	35.0	33.7	4%
Pension settlement charge	55.1	82.3	-33%
Restructuring, integration and impairment charges	6.8	12.4	-45%
Operating earnings (loss)	28.6	(27.0)	NM
Equity earnings	1.1	0.5	NM
Other income, net	0.4	1.0	-60%
Earnings (loss) before interest and income taxes	30.1	(25.5)	NM
Interest expense	(6.7)	(6.8)	-1%
Interest income	0.6	0.5	20%
Earnings (loss) before income taxes	24.0	(31.8)	NM
Income tax provision (benefit)	6.2	(22.8)	NM
Net earnings (loss) from continuing operations	17.8	(9.0)	NM

Net loss from discontinued operations, net of tax	(0.1)	(0.3)	-67%

Net earnings (loss)	$17.7	$(9.3)	NM

Earnings per common share:
Basic
Earnings (loss) from continuing operations	$0.20	$(0.10)
Loss from discontinued operations	(0.00)	(0.00)
Net earnings (loss)	$0.20	$(0.10)	NM

Diluted
Earnings (loss) from continuing operations	$0.19	$(0.10)
Loss from discontinued operations	(0.00)	(0.00)
Net earnings (loss)	$0.19	$(0.10)	NM

Weighted average shares used for computation of:
Basic earnings per common share	90.4	92.1
Diluted earnings per common share	91.2	92.1

Effective tax rate from continuing operations	25.8%	71.7%

Reconciliations
Continuing Operations:
Operating earnings (loss)	$28.6	$(27.0)	NM
Pension settlement charge	55.1	82.3	-33%
Restructuring, integration and impairment charges	6.8	12.4	-45%
Adjusted operating earnings	$90.5	$67.7	34%

Earnings (loss) before income taxes	$24.0	$(31.8)	NM
Pension settlement charge	55.1	82.3	-33%
Restructuring, integration and impairment charges	6.8	12.4	-45%
Adjusted pretax earnings	$85.9	$62.9	37%

Earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.19	$(0.10)
Pension settlement charge	0.38	0.55
Restructuring, integration and impairment charges	0.05	0.11
Special tax items	0.05	(0.04)
Diluted earnings from continuing operations, as adjusted	$0.67	$0.52	29%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Twelve Months Ended
	December 31, 2016	December 31, 2015	% Change
Net sales	$4,488.5	$4,105.7	9%
Cost of sales	3,263.4	2,991.1	9%
Selling, general and administrative expense	606.2	562.3	8%
Research and development expense	139.2	125.9	11%
Pension settlement charge	55.1	82.3	-33%
Restructuring, integration and impairment charges	15.6	12.4	26%
Operating earnings	409.0	331.7	23%
Equity earnings	4.3	3.7	16%
Other income, net	2.1	5.4	-61%
Earnings before interest and income taxes	415.4	340.8	22%
Interest expense	(27.5)	(27.8)	-1%
Interest income	1.8	2.2	-18%
Earnings before income taxes	389.7	315.2	24%
Income tax provision	115.3	87.8	31%
Net earnings from continuing operations	274.4	227.4	21%

Net earnings from discontinued operations, net of tax	1.6	14.0	-89%

Net earnings	$276.0	$241.4	14%

Earnings per common share:
Basic
Earnings from continuing operations	$3.01	$2.45
Earnings from discontinued operations	0.02	0.15
Net earnings	$3.03	$2.60	17%

Diluted
Earnings from continuing operations	$2.98	$2.41
Earnings from discontinued operations	0.02	0.15
Net earnings	$3.00	$2.56	17%

Weighted average shares used for computation of:
Basic earnings per common share	91.2	93.0
Diluted earnings per common share	92.0	94.3

Effective tax rate from continuing operations	29.6%	27.9%

Reconciliations
Continuing Operations:
Operating earnings	$409.0	$331.7	23%
Pension settlement charge	55.1	82.3	-33%
Restructuring, integration and impairment charges	15.6	12.4	26%
Adjusted operating earnings	$479.7	$426.4	13%

Earnings before income taxes	$389.7	$315.2	24%
Pension settlement charge	55.1	82.3	-33%
Restructuring, integration and impairment charges	15.6	12.4	26%
Adjusted pretax earnings	$460.4	$409.9	12%

Earnings (loss) per common share:
Earnings from continuing operations	$2.98	$2.41
Pension settlement charge	0.38	0.54
Restructuring, integration and impairment charges	0.11	0.11
Special tax items	0.01	(0.13)
Diluted earnings from continuing operations, as adjusted	$3.48	$2.93	19%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015
Marine Engine	$500.2	$474.7	5%	$51.2	$41.9	22%	10.2%	8.8%
Boat	358.0	336.0	7%	14.9	2.6	NM	4.2%	0.8%
Marine eliminations	(69.9)	(62.3)	12%	—	—
Total Marine	788.3	748.4	5%	66.1	44.5	49%	8.4%	5.9%

Fitness	294.7	237.7	24%	44.0	39.9	10%	14.9%	16.8%
Pension costs	—	—		(58.8)	(85.2)	31%
Corporate/Other	—	—		(22.7)	(26.2)	13%
Total	$1,083.0	$986.1	10%	$28.6	$(27.0)	NM	2.6%	-2.7%

	Twelve Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015	% Change	December 31, 2016	December 31, 2015
Marine Engine	$2,441.1	$2,314.3	5%	$378.0	$350.4	8%	15.5%	15.1%
Boat	1,369.9	1,274.6	7%	60.8	37.6	62%	4.4%	2.9%
Marine eliminations	(302.9)	(277.8)	9%	—	—
Total Marine	3,508.1	3,311.1	6%	438.8	388.0	13%	12.5%	11.7%

Fitness	980.4	794.6	23%	117.3	116.5	1%	12.0%	14.7%
Pension costs	—	—		(69.8)	(94.0)	26%
Corporate/Other	—	—		(77.3)	(78.8)	2%
Total	$4,488.5	$4,105.7	9%	$409.0	$331.7	23%	9.1%	8.1%

NM = not meaningful

(1) Operating earnings (loss) for the three months ended December 31, 2016, includes a $55.1 million pension settlement charge in Pension costs and $6.8 million of pretax restructuring, integration and impairment charges. The $6.8 million charge consists of $3.9 million in the Fitness segment, $2.3 million in Corporate/Other and $0.6 million in the Boat segment. Operating earnings (loss) for the three months ended December 31, 2015, includes an $82.3 million pension settlement charge in Pension costs and $12.4 million of pretax restructuring and impairment charges. The $12.4 million charge consists of $7.7 million in the Boat segment and $4.7 million in Corporate/Other.

(2) Operating earnings (loss) for the twelve months ended December 31, 2016, includes a $55.1 million pension settlement charge in Pension costs and $15.6 million of pretax restructuring, integration and impairment charges. The $15.6 million charge consists of $12.7 million in the Fitness segment, $2.3 million in Corporate/Other and $0.6 million in the Boat segment. Operating earnings (loss) for the twelve months ended December 31, 2015, includes an $82.3 million pension settlement charge in Pension costs and $12.4 million of pretax restructuring and impairment charges. The $12.4 million charge consists of $7.7 million in the Boat segment and $4.7 million in Corporate/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents, at cost, which approximates fair value	$422.4	$657.3
Short-term investments in marketable securities	35.8	11.5
Total cash, cash equivalents and short-term investments in marketable securities	458.2	668.8
Restricted cash	11.2	12.7
Accounts and notes receivable, net	417.3	398.1
Inventories
Finished goods	502.7	444.4
Work-in-process	91.1	88.4
Raw materials	168.3	152.2
Net inventories	762.1	685.0
Prepaid expenses and other	39.7	39.8
Current assets	1,688.5	1,804.4

Net property	645.3	505.2

Other assets
Goodwill	413.8	298.7
Other intangibles, net	164.8	55.1
Equity investments	20.7	21.5
Deferred income tax asset	276.3	420.2
Other long-term assets	43.8	47.4
Other assets	919.4	842.9

Total assets	$3,253.2	$3,152.5

Liabilities and shareholders’ equity
Current liabilities
Current maturities of long-term debt	$5.9	$6.0
Accounts payable	392.7	339.1
Accrued expenses	566.3	563.0
Current liabilities	964.9	908.1

Debt	436.5	442.5
Other long-term liabilities	443.2	520.6
Shareholders’ equity	1,408.6	1,281.3
Total liabilities and shareholders’ equity	$3,253.2	$3,152.5

Supplemental Information
Debt-to-capitalization rate	23.9%	25.9%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Year Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities
Net earnings	$276.0	$241.4
Less: earnings from discontinued operations, net of tax	1.6	14.0
Net earnings from continuing operations	274.4	227.4
Depreciation and amortization	103.9	88.9
Pension (funding), net of expense	(4.8)	20.4
Other long-lived asset impairment charges	1.0	13.0
Deferred income taxes	62.5	43.6
Excess tax benefits from share-based compensation	(13.4)	(7.0)
Equity in earnings of unconsolidated affiliates, net of dividends	(4.3)	(3.7)
Changes in certain current assets and current liabilities	(30.4)	(63.7)
Income taxes	20.2	11.4
Other, net	16.6	8.0
Net cash provided by operating activities of continuing operations	425.7	338.3
Net cash used for operating activities of discontinued operations	(3.8)	(14.8)
Net cash provided by operating activities	421.9	323.5

Cash flows from investing activities
Capital expenditures	(193.9)	(132.5)
Purchases of marketable securities	(35.0)	(47.6)
Sales or maturities of marketable securities	10.7	119.3
Reductions in restricted cash	1.5	2.9
Investments	5.1	0.9
Acquisition of businesses, net of cash acquired	(276.1)	(29.7)
Proceeds from the sale of property, plant and equipment	1.9	2.4
Other, net	1.3	—
Net cash used for investing activities of continuing operations	(484.5)	(84.3)
Net cash provided by investing activities of discontinued operations	—	44.5
Net cash used for investing activities	(484.5)	(39.8)

Cash flows from financing activities
Net proceeds from issuances of long-term debt	1.0	0.1
Payments of long-term debt including current maturities	(3.2)	(3.4)
Common stock repurchases	(120.3)	(120.0)
Cash dividends paid	(55.4)	(48.3)
Excess tax benefits from share-based compensation	13.4	7.0
Proceeds from share-based compensation activity	14.9	4.5
Tax withholding associated with shares issued for share-based compensation	(20.9)	(8.7)
Other, net	(1.9)	—
Net cash used for financing activities of continuing operations	(172.4)	(168.8)
Net cash provided by financing activities of discontinued operations	—	5.3
Net cash used for financing activities	(172.4)	(163.5)

Effect of exchange rate changes on cash and cash equivalents	0.1	(15.6)
Net increase (decrease) in cash and cash equivalents	(234.9)	104.6
Cash and cash equivalents at beginning of period	657.3	552.7
Cash and cash equivalents at end of period	$422.4	$657.3

Reconciliation
Free Cash Flow
Net cash provided by operating activities of continuing operations	$425.7	$338.3

Net cash provided by (used for):
Capital expenditures	(193.9)	(132.5)
Proceeds from the sale of property, plant and equipment	1.9	2.4
Effect of exchange rate changes on cash and cash equivalents	0.1	(15.6)
Total free cash flow	$233.8	$192.6